Exhibit 99.2

TKB Critical Technologies 1 Announces Closing of $230 Million Initial Public Offering

El Segundo, CA – October 29, 2021 – TKB Critical Technologies 1 (the “Company”) today announced the closing of its initial public offering of 23,000,000 units, including 3,000,000 units issued pursuant to the full exercise of the underwriters’ over-allotment option, at a price of $10.00 per unit. The units are listed on the Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “USCTU” on October 27, 2021. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “USCT” and “USCTW,” respectively.

TKB Critical Technologies 1 is a blank check company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any industry, sector or geographic region, the Company intends to concentrate its efforts on identifying businesses that provide critical technologies in the industrial base supply chain recognized by the United States Government to maintain technological leadership, national security, and supply chain independence. Such vital technologies include, but are not limited to, advanced manufacturing, industrial software, data security, financial technology, wireless communication equipment, microelectronics, automation, artificial intelligence, energy storage, power management, robotics, and the internet of things.

Jefferies LLC is acting as sole book-running manager and JMP Securities LLC is acting as lead manager for the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 26, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor/Media Relations:

IR@tkbtech.com

Company Contact:

Angela Blatteis

Co-Chief Executive Officer and Chief Financial Officer